                                                                   EXHIBIT 10.25

                        AGREEMENT FOR SALE AND PURCHASE
                            OF MEMBERSHIP INTERESTS

                                BY AND BETWEEN

                   PAINEWEBBER REAL ESTATE HOLDINGS INC. AND
                PW REALTY PARTNERS LLC, COLLECTIVELY, AS SELLER

                                      AND


                      HEALTH SCIENCE PROPERTIES, INC. AND
                     HSP-QRS CORP., COLLECTIVELY, AS BUYER



                         Dated as of January 13, 1997
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

SECTION                                                                             PAGE
SECTION 1      DEFINITIONS........................................................     2

SECTION 2      ASSIGNMENT OF PURCHASE CONTRACTS; EXECUTION OF MANAGEMENT
               AGREEMENTS.........................................................    11
     2.1       Assignment; Reimbursement of Deposits..............................    11
     2.2       Subsequent Assignments.............................................    11
     2.3       Cash Flow Deficit..................................................    12
     3.1       Transferred Interest...............................................    12
     3.2       Closing............................................................    12
     3.3       Place of Closing...................................................    12
     3.4       Purchase Price.....................................................    12
     3.5       Computations.......................................................    14
     3.6       Closing Costs......................................................    14

SECTION 4      REPRESENTATIONS AND WARRANTIES OF SELLER...........................    14
     4.1       Valid Existence of Seller..........................................    15
     4.2       Authority..........................................................    15
     4.3       No Conflicts.......................................................    15
     4.4       Transferred Interest...............................................    16
     4.5       Employees..........................................................    16
     4.6       Taxes..............................................................    16
     4.7       Partnership........................................................    16

SECTION 5      REPRESENTATIONS AND WARRANTIES OF BUYER............................    17
     5.1       Valid Existence of Buyer...........................................    17
     5.2       Authority..........................................................    17
     5.3       No Conflicts.......................................................    17

SECTION 6      ADDITIONAL COVENANTS OF SELLER.....................................    18
     6.1       Operations During Contract Period..................................    18
     6.2       Transfers and Encumbrances of Transferred Interest and
               Properties.........................................................    19
     6.3       Additional Covenants...............................................    19
     6.4       Covenant as to Managing Member of the LLC..........................    20
     7.1       Conditions Precedent to Seller Closing Obligations.................    20
     7.2       Seller's Closing Deliveries........................................    21

SECTION 8      BUYER'S CLOSING OBLIGATIONS; CONDITIONS PRECEDENT..................    22
     8.1       Conditions Precedent to Buyer's Closing Obligations................    22

     8.2       Buyer's Closing Deliveries.......................................   22
     8.3       Payment of Purchase Price........................................   23

SECTION 9      DEFAULT..........................................................   23

SECTION 10     BROKER'S COMMISSION..............................................   24

SECTION 11     ADDITIONAL AGREEMENTS............................................   24
     11.2      Acquisition Fee..................................................   25
     11.3      Reconstitution of Contributions..................................   25
     11.4      Interest Rate Cap Agreement......................................   25

SECTION 12     MISCELLANEOUS....................................................   26
     12.1      Appraisal Procedure..............................................   26
     12.2      Entire Agreement.................................................   26
     12.3      Counterparts.....................................................   26
     12.4      Time of the Essence..............................................   26
     12.5      Notices..........................................................   26
     12.6      Further Assurances...............................................   28
     12.7      No Representations Except as Set Forth Herein....................   28
     12.8      "As Is" Basis....................................................   28
     12.9      Severability of Provisions.......................................   28
     12.10     Construction.....................................................   28
     12.11     Governing Law....................................................   28
     12.12     Expenses; Indemnity..............................................   28
     12.13     Successors and Assigns...........................................   31
     12.14     Exhibits, Schedules and Section References.......................   31
     12.15     No Partnership between Seller and Buyer..........................   31
     12.16     WAIVER OF TRIAL BY JURY..........................................   31

EXHIBITS
Exhibit A      -         [Intentionally Omitted]
Exhibit B      -         Form of Contract Assignment
Exhibit C      -         Form of Management Agreement
Exhibit D      -         Due Diligence Documents
Exhibit E      -         Form of Assignment and Assumption Agreement
Exhibit F      -         Form of Certificate of Non-Foreign Status
Exhibit G      -         Form of Amendment to Existing Loan Agreement
Exhibit H      -         Legal Description of Initial Property

                        AGREEMENT FOR SALE AND PURCHASE
                            OF MEMBERSHIP INTERESTS


          This AGREEMENT FOR SALE AND PURCHASE OF MEMBERSHIP INTERESTS (this "AGREEMENT") is made and entered into as of the 13th day of January, 1997 by and between PAINE WEBBER REAL ESTATE HOLDINGS INC., a Delaware corporation ("HOLDINGS") and PW REALTY PARTNERS, LLC, a Delaware limited liability company ("PARTNERS"; and together with Holdings, collectively, "SELLER") and HSP-QRS CORP., a Maryland corporation ("HSP-QRS"), and HEALTH SCIENCE PROPERTIES, INC., a Maryland corporation ("HSP"; and together with HSP-QRS, collectively, "BUYER").


                             W I T N E S S E T H:
                             - - - - - - - - - -


          WHEREAS, Holdings is the holder of a 1% non-managing membership interest (the "HOLDINGS INTEREST") in PW Acquisitions I, LLC, a Delaware limited liability company (the "LLC"); and

          WHEREAS, Partners is the holder of a 99% managing membership interest (the "PARTNERS INTEREST", and together with the Holdings Interest, the "TRANSFERRED INTEREST") in the LLC; and

          WHEREAS, HSP and the LLC have entered into that certain contract assignment dated the date hereof, pursuant to which HSP has assigned to the LLC its rights as purchaser under a certain contract for the purchase of real property, and the LLC has assumed all obligations under such contract, all on the terms and conditions set forth therein; and

          WHEREAS, pursuant to and in accordance with the terms hereof, Buyer may hereafter assign to the LLC its rights under certain contracts for the purchase of real property, and the LLC may, pursuant to such contracts or otherwise, hereafter purchase real property identified by Buyer; and

          WHEREAS, upon any such purchase of real property by the LLC, HSP-QRS and the LLC expect to enter into a management agreement with respect to such property pursuant to which, subject to the terms and conditions set forth therein, HSP-QRS will agree to manage such property during the Contract Period (as defined herein); and

          WHEREAS, Holdings desires to sell to Buyer, and Buyer desires to purchase from Holdings, all of Holdings' right, title and interest in and to the Holdings Interest; and Partners desires to sell to Buyer, and Buyer desires to purchase from Partners, all of Partners' right, title and interest in and to the Partners Interest, in each case on the terms and conditions set forth herein;

          NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto do hereby mutually covenant and agree as follows:


          SECTION 1      DEFINITIONS

          CERTAIN DEFINITIONS.  In addition to such other terms as are elsewhere
          -------------------
defined herein, as used in this Agreement, the following terms shall have the following meanings, unless the context requires otherwise:

          "ACQUISITION FEE"  has the meaning specified in Section 11.2 hereof.
                                                          ------------

          "ADDITIONAL PURCHASE PRICE" has the meaning specified in Section 11.1
                                                                   ------------
hereof.

          "ADJUSTED EURODOLLAR RATE" means the Eurodollar Rate plus two and
                                                               ----
fifty one-hundredths (2.50) percentage points.

          "AFFILIATE" means with respect to any Person, any other Person that, directly or indirectly, is controlled by, or is under common control with, such Person or is a director or officer of such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, (i) to vote nine and eight-tenths percent (9.8%) or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by ownership of partnership interests, stock ownership, contract or otherwise.

          "AGGREGATE PROPERTY VALUE" means the aggregate fair market value of the Properties determined by applying the IPO Multiple to the "Funds from Operations generated by the Properties" (as herein defined), it being understood that Buyer currently intends to raise the funds necessary to effect the transactions contemplated hereby through an IPO. Notwithstanding the foregoing, if, on the Closing Date, a preliminary prospectus with respect to an IPO has not been printed and broadly distributed to prospective investors or a registration statement with respect to an IPO has not been declared effective by the Securities and Exchange Commission, then (A) in the event of a Closing pursuant to which some or all of the Properties are sold to a Person other than HSP or an Affiliate thereof, "AGGREGATE PROPERTY VALUE" shall mean the amount of consideration (net of actual, reasonable and customary out-of-pocket transaction costs incurred in connection with such third-party sale) paid by such Person for such Properties; and (B) otherwise, "AGGREGATE PROPERTY VALUE" shall mean the aggregate fair market value of the Properties as determined pursuant to the Appraisal Procedure. "FUNDS FROM OPERATIONS GENERATED BY THE PROPERTIES" shall equal total gross revenues (including, without limitation, rents, recoveries, expense reimbursements and management fees to be paid to Buyer) expected to be generated by the Properties in calendar year 1997, or such later twelve month period as is, or is expected to be, utilized in the "Distribution" or"Distribution Policy" section of the final prospectus for the IPO less the sum of (I) direct property operating expenses expected for the same period, excluding interest expense, management fees, depreciation, amortization, capital expenditures and capital reserves; and (II) a general and administrative expense allocation equal to 2.5% of total revenues. Consistent with the foregoing definition, revenue and expense amounts utilized in the calculation of "Funds from Operations generated by the Properties" shall be determined in accordance with GAAP.

          "APPRAISAL PROCEDURE" means the procedure described in Section 12.1
                                                                 ------------
hereof.

          "ASSIGNMENT AND ASSUMPTION AGREEMENT" means, for Seller, the Assignment of Membership Interest, dated as of the Closing Date, between Seller and Buyer, by which Seller shall assign its Transferred Interest to Buyer, subject to the terms and conditions of this Agreement.

          "BANKRUPTCY ACTION" means, with respect to a Buyer or Seller, as applicable, (i) commencing any case, proceeding or other action seeking protection for such Person as a debtor under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) consenting to the entry of an order for relief in or institution of any case, proceeding or other action brought by any third party against such Person as a debtor under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, (iii) filing an answer in any involuntary case or proceeding described in clause (ii) above admitting the material allegations of the petition therein or otherwise failing to contest any such involuntary case or proceeding, (iv) seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such Person or for a substantial portion of its properties, (v) making any general assignment for the benefit of the creditors of such Person, or (vi) admitting in writing the inability of such Person generally to pay its debts as they mature or that such Person generally is not paying its debts as they become due.

          "BASIC RETURN" has the meaning specified in Section 3.4.
                                                      -----------

          "BUSINESS DAY" means all days other than Saturday, Sunday and legal holidays under the laws of the State of New York, or which is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.

          "BUYER" has the meaning specified in the Preamble to this Agreement.

          "BUYER CONDITIONS PRECEDENT" has the meaning specified in Section 8.1.
                                                                    -----------

          "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "CASH FLOW DEFICIT" means the amount, if any, by which cash receipts from the Properties for any period are insufficient to pay the sum of (A) all costs and expenses (when due and payable without penalty) of maintaining and operating the Properties consistent with the Property Standard (as defined in the Management Agreement) and (B) the Basic Return for such period.

          "CLASS A CONTRIBUTION" means 73.65% of all Contributed Amounts.

          "CLASS B CONTRIBUTION" means 26.35% of all Contributed Amounts, and any contribution made by Seller in respect of a Cash Flow Deficit.

          "CLOSING" has the meaning specified in Section 3.2.
                                                 -----------

          "CLOSING DATE" has the meaning specified in Section 3.2.
                                                      -----------

          "CLOSING DOCUMENTS" means this Agreement, an Assignment and Assumption Agreement by Seller, and the other certificates and agreements executed by any of Buyer, Seller and/or the LLC, as applicable, in connection with the sale of the Transferred Interests.

          "CODE" means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

          "CONTRACT ASSIGNMENT" means one or more contract assignments, substantially in the form of Exhibit B hereto, by and between any Buyer and the LLC, pursuant to which such Buyer assigns all of its rights, title and interest in and to, and the LLC assumes all obligations under the Initial Sales Contract and one or more other Sales Contracts, subject to the terms and conditions set forth therein.

          "CONTRACTS" means all outstanding management, operating, maintenance, repair, service, pest control and supply contracts (including, without limitation, janitorial, elevator, scavenger and landscaping agreements), equipment rental agreements (including but not limited to equipment leases and conditional sales agreements), all contracts for repair or capital replacement to be performed at a Property, and any other contracts relating to or affecting a Property (other than Leases), in each case to which the LLC or Buyer is a party.

          "CONTRACT PERIOD" means the period from and after the date hereof through the earlier of (A) the Closing Date, or (B) the date the obligations of Buyer and Seller to purchase and sell the Transferred Interests are terminated, either pursuant to the terms hereof or by mutual agreement.

          "CONTRIBUTED AMOUNTS" means all amounts contributed to the LLC by Seller (including any permitted successor thereto) in connection with the acquisition of the Properties (such contributions to include all amounts necessary to pay the Acquisition Fees payable to Seller pursuant hereto and any reasonable out-of-pocket legal fees (subject to the cap contained in Section 12.12) incurred by Seller or the LLC in connection with the
             -------------
acquisition of the Properties), excluding amounts contributed to eliminate Cash Flow Deficits (which shall be Class B Contributions hereunder).

          "EURODOLLAR RATE" means, for any period, (i) the rate per annum appearing on Telerate page 3750 (or such display substituted therefor as is then customarily used to quote the London interbank offering rate as determined by Seller in its reasonable discretion) as of approximately 11:00 a.m. (London time) on the Rate Determination Date for such period (assuming, in the case of any period of under thirty (30) days, a period of thirty (30) days), or (ii) if on the Rate Determination Date for any period no such rate appears on Telerate page 3750 (or such display substituted therefor as is then customarily used to quote the London interbank offering rate as determined by Seller in its reasonable discretion), a rate determined by Seller as the arithmetic mean (rounded upwards as aforesaid) of the rates quoted at approximately 11:00 a.m., London time, on such period Rate Determination Date by four major banks, as selected by Seller, in the London interbank market, to prime banks in the London interbank market for U.S. Dollar deposits commencing on the first day of such period with a maturity date corresponding to the last day of such period (assuming, in the case of any period of under thirty (30) days, a period of thirty (30) days) and in a principal amount equal to an amount that is representative for a single transaction in such market at such time; it being understood that Seller will request the principal London office of each of such four major banks to provide a quotation of its respective rate in accordance with the foregoing, and if at least two such quotations are provided, the Eurodollar Rate for such period will be the arithmetic mean of such quotations, and if fewer than two quotations are provided as requested, the Eurodollar Rate for such period will be the arithmetic mean of the rates quoted by such major banks in New York City as shall be selected by Seller, as of approximately 11:00 a.m., New York City time, on the first Business Day of the period for loans in U.S. Dollars to leading European banks with a maturity date corresponding to the last day of such period (assuming, in the case of any period of under thirty
(30) days, a period of thirty (30) days) commencing on the first day of such period in a principal amount equal to an amount that is representative for a single transaction in such market at such time.

          "EVENT OF DEFAULT" means the occurrence of any of the following: (i) if any representation or warranty made by Buyer herein or in any Related Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Buyer to Seller in connection with this Agreement or any of the Related Documents or any of the Properties being inaccurate or misleading in any material respect as of the date such representation or warranty is made or deemed made; (ii) if Buyer shall fail to close the transactions contemplated hereby on the Closing Date upon the satisfaction or waiver of all conditions precedent to Buyer's obligation to close hereunder; (iii) if Buyer shall continue to be in default under any of the other terms, covenants or conditions of this Agreement or any other Related Document for ten (10) Business Days after written notice to Buyer from Seller, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after written notice to Buyer from Seller in the case of any other default (unless during such thirty (30) day period Buyer shall have commenced to cure such default, and such default is not capable of being cured within such thirty (30) day period, in which case an Event of Default shall be deemed to have occurred if Buyer shall continue to be in default for ninety (90) days after such written notice); (iv) the occurrence of any Cash Flow Deficit in any calendar month (including for this purpose any Cash Flow Deficit, even if such Cash Flow Deficit shall have been eliminated through a Class B Contribution by Seller), unless with respect to such Cash Flow Deficit Buyer shall have caused the Closing Date to be adjourned as described in Section 3.2 hereof; or (v) if any "Event of Default" as defined in the Existing Loan Agreement or any Related Document shall occur.

          "EXISTING LOAN" means the transactions effected pursuant to the Existing Loan Agreement.

          "EXISTING LOAN AGREEMENT" means that certain Second Amended and Restated Loan Agreement dated as of September 9, 1996 between HSP-QRS Corp., as Borrower, and PaineWebber Incorporated, as Lender, as amended by that certain First Amendment to Second Amended and Restated Loan Agreement dated as of even date herewith, and as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

          "GAAP" means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

          "GOVERNMENTAL AUTHORITY" means any and all governmental or quasi-governmental bodies, agencies, bureaus, departments, boards, commissions, instrumentalities or other entities having or asserting jurisdiction over the LLC, Seller, Buyer, any Affiliate of Seller or Buyer, or any Property.

          "HSP" means Health Science Properties, Inc., a Maryland corporation, or any successor thereto.

          "HSP APPROVED EXPENSES" means the expenses incurred by HSP (or any Affiliate) and approved by Seller (such approval not to be unreasonably withheld) with respect to diligence on the Properties or legal fees related to the acquisition of the Properties by the LLC, including, without limitation, the legal fees of Skadden, Arps, Slate, Meagher & Flom LLP in connection with such acquisition.

          "IMPROVEMENTS" means all buildings and other improvements located on any Property.

          "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money to the extent such indebtedness is fully recourse to the assets of that Person, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument (and in any event including, in the case of Buyer, its obligations hereunder), and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person to the extent that the indebtedness secured thereby is fully recourse to the assets of that Person.

          "INDEMNIFIED LIABILITIES" has the meaning specified in Section 12.12.
                                                                 -------------

          "INDEMNITEES" means, collectively, Seller and its successors and assigns, and its and their respective officers, directors, agents, employees and Affiliates.

          "INITIAL PROPERTY" means the parcel or parcels of real property described on Exhibit I hereto, together with all buildings and improvements located thereon.

          "INITIAL SALES CONTRACT" means that certain Purchase and Sale Agreement and Joint Escrow Instructions dated November 27, 1996 by and between HSP and American Medical Laboratories, Inc. (as amended).

          "INTEREST RATE CAP AGREEMENT" means a written interest rate cap agreement between the LLC and a counterparty, the long-term debt obligations of which counterparty are rated "AA" or better by the Rating Agencies and which counterparty is otherwise reasonably acceptable to Seller, which agreement (i) provides for a "strike price" based on one-month LIBOR of 8.0% per annum, (ii) provides for monthly payments to the LLC equal to the product of (x) the excess of one-month LIBOR over 8.0% per annum and (y) a notional amount not less than the aggregate Class A Contributions therefore made at the relevant time of determination, (iii) expires on or after the earlier to occur of the third anniversary of the date hereof or the Closing Date, and (iv) is otherwise in form and substance reasonably acceptable to Seller.

          "IPO MULTIPLE" means the multiple determined by dividing Equity Market Capitalization by Total Funds from Operations. For this purpose, "Equity Market Capitalization" shall equal the public offering price per share in the IPO multiplied by total shares and operating partnership units to be outstanding immediately following the IPO, in each case as disclosed in the final prospectus for the IPO, and in each case assuming no exercise of the underwriter's over-allotment option. Total Funds from Operations shall equal Funds from Operations for calendar year 1997 or, if applicable, for a later twelve month period, as such amount is disclosed in the "Distributions" or "Distribution Policy" section of the final prospectus for the IPO. If a final prospectus is not available on the Closing Date, then the IPO Multiple shall be determined in the above manner, utilizing, in lieu of the final prospectus, the latest version of the preliminary prospectus which has been printed and broadly distributed to prospective investors and, in lieu of the public offering price per share, the mid-point of the filing range from such preliminary prospectus shall be utilized.

          "IPO" means an initial public offering of the common stock of HSP, its parent, or any direct or indirect subsidiary of HSP or its parent (or any successor to the foregoing by merger or consolidation with any Person that is an Affiliate of HSP prior to giving effect to such merger or consolidation).

          "LEASE(S)" means the leases, rental contracts, licenses, concessions and other agreements (whether written or oral) pursuant to which any Person is granted a possessory interest in, or the right or use or occupy, all or any portion of any Property, and any and all amendments, supplements or modifications thereto or other agreements relating thereto.

          "LEGAL REQUIREMENTS" means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of any Governmental Authority affecting any partnership, the LLC (but only to the extent relating to the LLC's ownership of the Properties and not resulting from or relating to the LLC's negligence or willful misconduct) or any Property or any part thereof (including the construction, use, alteration, maintenance, management, occupancy or operation of any Improvements, or any part thereof), whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments at any time in force affecting the Property or any part thereof, including any of the foregoing which may (i) require repairs, modifications or alterations in or to the applicable Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

          "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

          "LLC" has the meaning set forth in the recitals hereto.

          "LONDON BANKING DAY" means a day on which trading in U.S. Dollar deposits is carried on in the London interbank market.

          "MAI" has the meaning specified in Section 12.1.
                                             ------------

          "MANAGEMENT AGREEMENT" means, collectively, all management agreements by and between the Manager and the LLC, pursuant to which the Manager is appointed to manage a Property prior to Closing, subject to the terms and conditions set forth herein and therein, the form of which is attached as Exhibit C hereto.

          "MANAGER" means HSP-QRS (or its permitted successor), in its capacity as Manager under the Management Agreements.

          "NET WORTH TEST" means, as of any date of determination, based on HSP's then most recent quarterly or annual financial statements, that (i) the net worth of HSP, determined in accordance with GAAP as in effect on the date hereof, shall not be less than $35,000,000.00, and (ii) the ratio of (a) all
                                               ---
Indebtedness of HSP and its subsidiaries, determined on a consolidated basis, to
(b) the net worth of HSP, determined in accordance with GAAP as in effect on the date hereof, shall not exceed 2.5:1.0 (it being understood and agreed that, to the extent that the LLC shall acquire Properties with aggregate purchase prices in excess of $52,000,000.00, Buyer and Seller shall negotiate in good faith to modify the aforesaid ratio in light of the aggregate Indebtedness of HSP and its subsidiaries, determined on a consolidated basis, at such time).

          "OBLIGATIONS" means any and all obligations and liabilities of HSP and HSP-QRS hereunder or under any Related Document, including without limitation any obligations or liabilities under any representations or warranties contained herein or therein.

          "PAINEWEBBER" means PaineWebber Incorporated, a Delaware corporation.

          "PERSON" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether territorial, national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

          "PROPERTIES" means, collectively, each parcel of real property acquired by the LLC in accordance with the terms hereof, together with all buildings and improvements located thereon.

          "PURCHASE PRICE" has the meaning specified in Section 3.4 hereof.
                                                        -----------

          "RATE DETERMINATION DATE" means the second London Banking Day prior to the first day of the period for which the Eurodollar Rate is being determined.

          "RATING AGENCY" means, collectively, any two of (i) Moody's Investors Service, (ii) Standard & Poors Rating Services, (iii) Fitch Investors Services, L.P. and (iv) Duff & Phelps Credit Rating Co., as shall be designated by Seller in its sole discretion.

          "RELATED DOCUMENTS" means (i) each Contract Assignment, Management Agreement, Interest Rate Cap Agreement and assignment thereof (and each consent by the counterparty thereto to such assignment), in each case executed pursuant to the acquisition of a Property by the LLC as described herein, together with any other documents or instruments delivered to Seller in connection with the acquisition of any Property, and (ii) each of the Closing Documents.

          "SALES CONTRACTS" means, collectively, (i) the Initial Sales Contract and (ii) any other agreement for the purchase and sale of a Property hereafter assigned by Buyer to the LLC pursuant hereto.

          "SELLER" has the meaning specified in the Preamble to this Agreement.

          "SELLER CONDITIONS PRECEDENT" has the meaning specified in Section
                                                                     -------
7.1.
---

          "SUBORDINATE RETURN" has the meaning specified in Section 3.4.
                                                            -----------

          "TAX" or "TAXES" means all Federal, state, local and foreign taxes, assessments, and governmental charges (whether imposed directly or through withholdings), including any interest, penalties or additions to tax applicable thereto.

          "TAX RETURNS" means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments thereto.

          "TITLE COMPANY" means Chicago Title Insurance Company or such other title insurance company as shall be acceptable to Buyer.

          "TRANSACTIONS" means the consummation of the transactions contemplated hereunder, the conveyance of each of the Transferred Interest by Seller to Buyer and the entering into of the Closing Documents and the transactions contemplated thereby.

          "TRANSFERRED INTEREST" has the meaning specified in the Recitals hereof.

          SECTION 2      ASSIGNMENT OF PURCHASE CONTRACTS; EXECUTION OF
                         ----------------------------------------------
                         MANAGEMENT AGREEMENTS.
                         ---------------------

          2.1    ASSIGNMENT; REIMBURSEMENT OF DEPOSITS.  Concurrently herewith,
                 -------------------------------------
(i) the LLC and Buyer are executing the Contract Assignment with respect to the Initial Property, pursuant to which HSP is assigning to the LLC all of its right, title and interest in and to, and the LLC is assuming all obligations under, the Initial Sales Contract with respect to such Property, and Buyer is making certain representations with respect to such Property, and immediately thereafter (ii) the LLC is paying to HSP (or instructing the Title Company to return to HSP) $200,000, plus the interest accrued thereon in accordance with the Initial Sales Contract, in immediately available funds, as return of deposits previously made by HSP pursuant to the Initial Sales Contract, (iii) Seller is contributing that portion of the Contributed Amounts required to consummate the transactions described in the Initial Sales Contract and pay all approved expenses related thereto, and (iv) a Management Agreement is being executed with respect to such Property.

          2.2    SUBSEQUENT ASSIGNMENTS.  At any time on or after the date
                 ----------------------
hereof and prior to the Closing Date, any Buyer may provide Seller with a written notice that it desires the LLC to purchase a Property, such notice to include a description of such Property, the terms of such purchase (together with a copy of any Sales Contract entered into with respect to such Property) and any other information that may be requested by Seller. If Seller determines, in its sole discretion, that such Property satisfies its underwriting criteria, then, on a date specified by such Buyer in its notice (which, unless the parties otherwise agree, shall be no earlier than fifteen
(15) Business Days after receipt by Seller of all of the items set forth on Exhibit D hereto with respect to such Property), (i) such Buyer will execute
---------
a Contract Assignment pursuant to which it will assign to the LLC, and the LLC will assume the obligations of such Buyer under, any Sales Contract previously executed by such Buyer with respect to such Property, and shall make certain representations with respect to such Property, (ii) the LLC shall pay to such Buyer, in immediately available funds, an amount equal to any deposits previously made by such Buyer (plus the interest accrued thereon in accordance with the applicable Sales Contract) pursuant to such Sales Contract, (iii) a Management Agreement shall be executed and delivered by the LLC and the Manager with respect to such Property, (iv) Seller will contribute a Contributed Amount sufficient to permit the LLC to acquire such Property and pay all approved expenses related thereto (including, without limitation, the Acquisition Fee described herein) and (v) provided all applicable conditions have been satisfied under such Sales Contract and no Event of Default shall have occurred and be continuing, Seller shall cause the LLC to acquire such Property in accordance with the terms approved by Seller; provided, however, that in no event shall the
                                   --------  -------
Contributed Amounts exceed $112 million in the aggregate. In the event the Initial Sales Contract or any other Sales Contract is assigned to the LLC and, for any reason, the Property is not acquired by the LLC, such Sales Contract shall be re-assigned by the LLC to Buyer without representation or warranty, and Buyer shall repay to the LLC any amount previously paid with respect to any deposit pursuant thereto.

          2.3    CASH FLOW DEFICIT.  Seller may, but shall not be obligated to,
                 -----------------
make a contribution to the LLC to eliminate any Cash Flow Deficit. Any such contribution shall be a Class B Contribution.


          SECTION 3      ACQUISITION OF TRANSFERRED INTERESTS.
                         -------------------------------------

          3.1    TRANSFERRED INTEREST.  Subject to the terms and conditions set
                 --------------------
forth herein, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all right, title and interest in and to the Transferred Interest, including without limitation all distributions or other amounts receivable in respect of the Transferred Interest, other than distributions or other amounts (if any) that were treated as having been received by Seller in calculating the Purchase Price.

          3.2    CLOSING.  The consummation of the Transactions, including,
                 -------
without limitation, the execution and delivery of all Closing Documents and the payment of the Purchase Price (such consummation being herein referred to as the "CLOSING") shall occur on September 30, 1998, or on such earlier date as (i) HSP shall specify in writing on thirty (30) days written notice (which date shall not be prior to May 31, 1997); (ii) HSP, its parent or any direct or indirect subsidiary of HSP or its parent shall first deliver stock to underwriters in connection with an IPO; or (iii) thirty (30) days after the date there first shall have occurred an Event of Default; provided, that if the
                                                          --------
thirty (30) day period described under this clause (iii) shall expire prior to May 31, 1997, then, solely at the discretion of Seller, the consummation of the Transactions may be delayed until May 31, 1997; and provided, further, that if
                                                --- --------  -------
the event as a result of which this clause (iii) becomes operative is a result of a Cash Flow Deficit, and at such time Buyer satisfies the Net Worth Test, then Buyer shall have the right to adjourn the Closing to the date on which the Closing Date would have occurred but for such Cash Flow Deficit, upon payment to Seller within such thirty day period of an amount equal to the amount of such Cash Flow Deficit (the earliest of such dates being referred to herein as the "CLOSING DATE").

          3.3    PLACE OF CLOSING.  The Closing shall take place at the offices
                 ----------------
of O'Melveny & Myers LLP, 153 East 53rd Street, New York, New York 10022.

          3.4    PURCHASE PRICE.  The "Purchase Price" shall be an amount equal
                 --------------
to the excess of:

                 1.  the sum of:

                     (i)   The Class A Contributions; plus

                     (ii)  The Class B Contributions; plus

                     (iii) the sum of --

                              A. a return on the Class A Contributions equal, on an annualized basis, to the Adjusted Eurodollar Rate, as adjusted from time to time, from the dates such contributions are made through the dates such contributions are returned either through distributions (or other payments from the LLC, except as provided below) or through payment of the Purchase Price (the "BASIC RETURN"); plus

                              B. a return on the Class B Contributions equal, on an annualized basis, to fifteen percent (15%), compounded annually, from the dates such contributions are made through the dates such contributions are returned, either through distributions (or other payments from the LLC, except as provided below) or through payment of the Purchase Price (the "SUBORDINATE RETURN"); plus

                              C. fifty percent (50%) of the excess of the Aggregate Property Value on the Closing Date over the sum of the (I) HSP Approved Expenses and (II) the sum of the Class A Contributions, the Class B Contributions, the Basic Return and the Subordinate
                                    Return, but only to the extent that Seller shall not have received any of such amounts prior to the Closing Date; plus

                              D.    the Additional Purchase Price, if any,
                                    payable in accordance with the terms of
                                    Section 11.1 hereof;
                                    ------------

                         over all distributions or payments (other than payments
                         ----
expressly provided for herein including, without limitation, the Acquisition Fee, or payments made on terms no less favorable to the LLC than would be charged by an unrelated party, but including any payments made by Buyer to adjourn the Closing in accordance with Section 3.2 hereof) to Seller or its
                                       -----------
Affiliates from the LLC (as certified by Seller on the Closing Date), such amounts to be applied first against the Basic Return, then against the Subordinate Return, then against the Class B Contributions, then against the Class A Contributions. The Purchase Price will be allocated among the Persons who collectively comprise Seller pro rata in proportion to their respective
                                 --- ----
percentage interests in the LLC.

          It is understood and agreed that in calculating the Basic Return and the Subordinated Return hereunder, (i) the fact that Seller may from time to time borrow, finance or leverage the funds invested as Class A Contributions or Class B Contributions shall not affect either the characterization or calculation of such amount (i.e., neither the receipt of the proceeds of any such financing nor the payment of any debt service or costs related to such financing shall be taken into account); and (ii) all items of investment/expense and receipt shall be deemed to have been invested/expended or received on the last day of the calendar month in which they occur.

          3.5    COMPUTATIONS.  The Basic Return shall be computed on the basis
                 ------------
of a 360-day year, for the actual number of days elapsed in the period during which it accrues. The Subordinate Return shall be computed on the basis of a 365-day year, for the actual number of days elapsed in the period during which it accrues. In computing the Basic Return and the Subordinate Return for any period, the first day and the last day of such period shall be included.

          3.6    CLOSING COSTS; TRANSFER TAXES.  With respect to each closing of
                 -----------------------------
a Property hereunder, Seller shall contribute a Contributed Amount with respect to, and the LLC shall pay, all filing fees, recording fees, escrow fees, the cost of any title policies or surveys, all documentary, stamp and/or transfer taxes, counsel fees of the LLC and Seller (subject to the cap contained in
Section 12.12) and all other closing costs payable by the LLC pursuant to the
-------------
Sales

Contract, in each case unless such amounts are paid directly by Buyer. With respect to the transfer of the Transferred Interest to Buyer on the Closing Date, the LLC shall pay all filing fees, recording fees, the cost of any title policies or surveys and all documentary, stamp and/or transfer taxes. With respect to the transfer of the Transferred Interest to Buyer on the Closing Date, each party shall bear the expense of its own counsel.

          SECTION 4      REPRESENTATIONS AND WARRANTIES OF SELLER.
                         -----------------------------------------

          Each Seller hereby jointly and severally represents and warrants to Buyer that the following matters are true and correct as of the execution of this Agreement and will also be true and correct as of the Closing Date:

          4.1    VALID EXISTENCE OF SELLER AND THE LLC.  Holdings (a) is a
                 -------------------------------------
corporation duly formed or organized under the laws of Delaware, (b) is duly qualified to transact business in each jurisdiction where it is required to be so qualified in connection with its business and operations, and (c) is authorized to transact the business that it presently conducts. Partners (a) is a limited liability company duly formed or organized under the laws of Delaware,
(b) is duly qualified to transact business where it is required to be so qualified in connection with its business and operations, and (c) is authorized to transact the business that it presently conducts. The LLC (a) is a limited liability company duly formed or organized under the laws of Delaware, (b) is duly qualified to transact business in each jurisdiction in which a Property is located, and (c) is authorized to transact business that it presently conducts.

          4.2    AUTHORITY.  Each Seller and the LLC has all requisite corporate
                 ---------
or limited liability company power and authority to (a) execute and deliver the Related Documents to which it is a party and (b) perform all of its obligations that arise under the Related Documents to which it is a party. The Related Documents to which such Person is a party have been, or at the appropriate time will be, duly executed and delivered by it and constitute, or upon such execution and delivery will constitute, the legal, valid and binding act or obligation of such Person, enforceable against such Person in accordance with their respective terms, subject to the limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors rights generally and by general principles of equity. No consent, approval of, order or authorization of, or registration or filing with, any Governmental Authority is required to be obtained by either Seller or the LLC to enter into the Related Documents, consummate the Transactions, or to perform fully all of the obligations of such Person under the Related Documents, other than such consents or approvals, orders, authorizations, registrations or filings that have been obtained by such Person.

          4.3    NO CONFLICTS.  With respect to the execution and delivery of
                 ------------
this Agreement and the Related Documents by each Seller and the LLC, and the consummation of the Transactions by each Seller and the LLC, neither the execution nor the delivery of this Agreement and the Related Documents by each Seller and the LLC, nor the consummation of the Transactions by each Seller and the LLC, will:

          (i) conflict with, or result in a breach or violation of, the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of such Person pursuant to the terms of any indenture, mortgage, lease, pledge or security agreement, nor result in a violation or breach of, or constitute a default under any term or provision of any other agreement, lease, instrument or contract to which such Person is a party, or by which such Person is subject or bound, or

          (ii) constitute a violation of any charter document of such Person or any applicable Legal Requirements to which such Person or any of its property is subject.

          4.4    TRANSFERRED INTEREST.  (a) Seller is, and at all times during
                 --------------------
which the LLC has been in existence has been, the sole owner of the Transferred Interest and has good, valid and marketable title to the Transferred Interest, free and clear of any and all liens, claims, options, restrictions or encumbrances (other than as permitted hereunder). Seller has not sold or otherwise transferred all or any portion of the Transferred Interest to any other Person (other than as permitted hereunder). The sole business of the LLC is and has been to acquire and operate the Properties in accordance with this Agreement and the Related Documents. No Person other than Seller has been admitted as a member of the LLC (other than as permitted hereunder).

          (b) Upon delivery to Buyer at the Closing of documents evidencing the assignment of the Transferred Interest, duly executed by each Seller for transfer to Buyer, Seller will transfer to Buyer the Transferred Interest (which shall constitute 100 percent of the ownership interest in the LLC) free and clear of any security interest, pledge, claim, lien, charge, encumbrance or other rights or interests of any other Person. Upon such transfer, Buyer will be vested with full right and title to the Transferred Interest. Upon such transfer, the Transferred Interest will not be subject to, or bound or affected by, any proxies, voting agreements or other restrictions on the incidents of ownership thereof. Upon such transfer, the LLC will not have any outstanding subscriptions, options, convertible securities, warrants, calls or other agreements or commitments obligating it to issue additional member interests or any other interest in the LLC whatsoever, and the LLC's title to the Properties will be free of any encumbrances created by or through Seller or the LLC.

          4.5  EMPLOYEES.  The LLC has never had and currently has no employees.
               ---------

          4.6    TAXES.  The LLC has executed, or will execute, all Tax Returns
                 -----
properly and timely prepared by the Manager pursuant to the Management Agreement, and has or will cause the amounts shown to be due on such Tax Returns to be paid, to the extent cash flow from the Properties is available for such purpose.

          4.7    PARTNERSHIP.  The LLC qualifies as a partnership for Federal
                 -----------
income tax purposes, and would so qualify under Federal income tax law as it existed prior to the promulgation of Treasury Decision 8697 on December 17, 1996.

          The representations and warranties made in this Agreement by Seller shall be deemed remade by Seller as of the Closing Date with the same force and effect as if in fact made at that time. All representations and warranties made in this Section 4 shall not merge into any instrument or conveyance delivered at
        ---------
the Closing but shall survive the Closing.


          SECTION 5 REPRESENTATIONS AND WARRANTIES OF BUYER.
                    ---------------------------------------

          Each Buyer jointly and severally represents and warrants to Seller that the following matters are true and correct as of the execution of this Agreement and will also be true and correct as of the Closing Date:

          5.1    VALID EXISTENCE OF BUYER.  Each Buyer (a) is a corporation duly
                 ------------------------
incorporated and validly existing under and by virtue of the laws of the State of Maryland, and is in good standing with the State Department of Assessments and Taxation of Maryland, and (b) is authorized to transact the business that it presently conducts. There is no bankruptcy, arrangement, reorganization or similar proceeding pending against either Buyer that was instituted by such Person, and, to the best of each Buyer's knowledge, there is no bankruptcy, arrangement, reorganization or similar proceeding pending against either Buyer that was instituted by any other Person.

          5.2    AUTHORITY.  Each Buyer has all requisite corporate power and
                 ---------
authority to (a) execute and deliver the Closing Documents to which it is a party and (b) perform all of its obligations that arise under the Closing Documents. The Closing Documents to which each Buyer is a party have been, or at the appropriate time will be, duly executed and delivered and constitute, or upon such execution and delivery will constitute, the legal, valid and binding act or obligation of such Buyer, enforceable against such Person in accordance with their terms, subject to the limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity. No consent or approval of any Governmental Authority is required to be obtained by either Buyer to enter into the Closing Documents, consummate the Transactions, or to perform fully all of the obligations of such Person under the Closing Documents, other than consents or approvals which have been obtained by such Person.

          5.3    NO CONFLICTS.  With respect to the execution and delivery of
                 ------------
this Agreement by each Buyer and the consummation of the Transactions, neither the execution nor the delivery of this Agreement such Person, nor the consummation of the Transactions, will:

                 (a) conflict with, or result in a breach or violation of, the terms, conditions or provision of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of such Person pursuant to the terms of any indenture, mortgage, lease, pledge or security agreement (other than the Existing Loan Agreement), nor result in a violation or breach of, or constitute a default under any term or provision of any other agreement, lease, instrument or contract to which such Person is a party, or by which such Person is subject or bound, or

                 (b) constitute a violation of any charter document of such Person or any applicable Legal Requirements to which such Person or any of its property is subject or bound.


          SECTION 6  ADDITIONAL COVENANTS OF SELLER.
                     ------------------------------

          6.1    OPERATIONS DURING CONTRACT PERIOD.  Seller agrees that, unless
                 ---------------------------------
otherwise agreed between Seller and Buyer, during the Contract Period Seller will cause the LLC not to directly or indirectly:

                 (a) amend the organizational documents of the LLC (other than to admit a Member as permitted hereunder);

                 (b) engage in any business other than the acquisition and operation of the Properties;

                 (c) so long as the Management Agreement shall remain in effect, incur any liabilities or obligations in connection with the operation of the Properties or enter into, amend or terminate any contracts, in each case, other than (i) as contemplated by the Management Agreement or (ii) as may be permitted under Section 6.2 hereof;
                                         -----------

                 (d) incur any liabilities or obligations other than in connection with the operation of the Properties, except as may be permitted under Section 6.2 hereof;
                                             -----------

                 (e) perform any act, or omit to perform any act within its reasonable control, that will cause a breach of any representation, warranty or obligation contained in this Agreement;

                 (f)  dissolve, liquidate or undertake any Bankruptcy Action; or

                 (g) make any payment to an Affiliate (other than as expressly contemplated herein, including without limitation, Section
                                                                         -------
                      11.2 hereof, or on terms no less favorable to the LLC than
                      ----
                      would be charged by an unrelated party), or enter into any agreement or arrangement with an Affiliate, other than any such agreement or arrangement which is on terms no less favorable to the LLC than would be charged by an unrelated party and is terminated on or before the Closing Date.

          6.2    TRANSFERS AND ENCUMBRANCES OF TRANSFERRED INTEREST AND
                 ------------------------------------------------------
PROPERTIES.  Seller shall not, nor shall it permit the LLC to, sell, transfer,
----------
dispose of or encumber all or any part of the Transferred Interest or the Properties, or admit additional members to the LLC, except (i) to Buyer, (ii) as described in this Section 6.2 or (iii) as otherwise agreed to by the parties.
                  -----------

Notwithstanding anything in this Agreement to the contrary, prior to the Closing Date Seller shall be permitted, at its expense, to (i) sell, transfer or otherwise dispose of all or any part of the Transferred Interest, (ii) cause additional members to be admitted as members of the LLC or (iii) cause the LLC to encumber all or any part of the Properties, in each case on terms subject and subordinate in all respects to the terms hereof; provided, however, that (a)
                                                 --------  -------
Seller shall not take any of the foregoing actions if, as a result of such action, the LLC is no longer an Affiliate of PaineWebber; (b) any lien on or encumbrance of the Transferred Interest or the Properties permitted hereunder shall expressly state that such lien or encumbrance is subject to and subordinate in all respects to the terms hereof and shall be discharged by Seller in full on or prior to the Closing Date, and in connection with such lien or encumbrance, the secured party shall agree not to consummate any remedies against the Properties during the Contract Period, (c) no encumbrance or lien on the Properties shall secure indebtedness in excess of 100% of the purchase price of such Properties, and (d) as a condition precedent to any sale, transfer or other disposition of all or any part of the Transferred Interest (including by way of foreclosure), the Person to whom Seller shall sell, transfer or otherwise dispose of the Transferred Interest or such new member shall execute and deliver to Buyer this Agreement, and shall thereafter be and become a "Seller" for all purposes hereof.

          6.3    ADDITIONAL COVENANTS.  Seller agrees that, unless otherwise
                 --------------------
agreed between Seller and Buyer, during the Contract Period Seller will:

          (a)    not undertake any Bankruptcy Action;

          (b) cause the LLC to make monthly distributions of any cash on hand not reasonably necessary for the operation of the business of the LLC until such time as the Contributed Amounts have been repaid in full, and thereafter cause the LLC to distribute no more than 50 percent of its cash on hand for the remainder of the Contract Period;

          (c) consent to any transfer of the Transferred Interest to Buyer in accordance with the terms hereof; and

          (d) for its taxable year ending December 31, 1997, not cause the LLC to make an election under Section 754 of the Code without Buyer's consent (such consent not to be unreasonably withheld or delayed).

          SECTION 7 SELLER'S CLOSING OBLIGATIONS; CONDITIONS PRECEDENT.
                    --------------------------------------------------

          7.1    CONDITIONS PRECEDENT TO SELLER CLOSING OBLIGATIONS.  The
                 --------------------------------------------------
obligations of Seller to close the transactions contemplated hereby shall be subject to the prior or concurrent satisfaction of the following conditions precedent (the "SELLER CONDITIONS PRECEDENT");

          (a) Buyer shall have delivered or caused to be delivered the funds and documents described in Section 8.2 hereto as and when specified
                                -----------
     therein.

          (b) Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement and the Related Documents to be performed, satisfied or complied with by Buyer on or before the Closing Date.

          (c) Buyer's representations and warranties set forth herein and in the Related Documents shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date.

          (d)    No Event of Default shall have occurred and be continuing.

          (e) No temporary restraining order or preliminary or permanent injunction of any court or administrative agency of competent jurisdiction prohibiting the purchase and sale of the Transferred Interest shall be in effect.

          (f) All necessary consents, approvals and waivers from third parties and governmental authorities shall have been obtained, except where the failure to obtain any such consent, approval or waiver would not have a material adverse effect on the business, financial condition or results of operations of the LLC or the Seller.

          (g)    No Buyer shall have undertaken any Bankruptcy Action.

          (h) The name of the LLC shall have been changed so that it does not contain "PW", "PaineWebber", or any derivative of either of the foregoing, and all filings necessary to effect such change in each jurisdiction where the LLC is qualified to do business shall have been completed at Buyer's expense.


          7.2    SELLER'S CLOSING DELIVERIES.  On or before the Closing, Seller
                 ---------------------------
shall deliver or cause to be delivered to Buyer the following, in form and substance acceptable to Buyer:

          (a) An Assignment and Assumption Agreement, substantially in the form of Exhibit E attached hereto executed by Seller.
             ---------

          (b) A Certification of Nonforeign Status of Seller, substantially in the form of Exhibit F attached hereto ("CERTIFICATE OF NONFOREIGN
                    ---------
     STATUS"), executed by Seller;

          (c) A Certificate, prepared as of the Closing Date, restating the representations and warranties of Seller through the Closing Date;

          (d) Good standing certificates and certified copies of all filed organizational documents for Seller and the LLC;

          (e) Certified corporate resolutions and incumbency certificate of Seller confirming its authority to enter into and perform under this Agreement;

          (f) Any books and records of the LLC in the nature of minute books, stock books, stock ledgers or corporate seals;

          (g) Any other documents, instruments or agreements reasonably necessary in connection with the transactions contemplated by this Agreement, including without limitation (i) any statements of partnership, or amendments or modifications thereto, or fictitious business name statements, or amendments or modifications thereto, that may be reasonably necessary to file or record in any state or any political subdivision thereof, (ii) evidence of satisfaction of the conditions contained in
     Section 8.1 hereof and (iii) such statements or affidavits as may be
     -----------
     reasonably required by the Title Company relating solely to matters affecting or potentially affecting title created by or through Seller in order to issue a date down endorsement and a non-imputation endorsement to the LLC's title insurance policies; and

          (h) if requested by Buyer and reasonably required in connection with an IPO, a legal opinion or opinions in form and substance reasonably acceptable to Buyer with respect to the due formation of the LLC and the holding by Seller of title to the Transferred Interest free and clear of liens and other encumbrances.


          SECTION 8  BUYER'S CLOSING OBLIGATIONS; CONDITIONS PRECEDENT.
                     -------------------------------------------------

          8.1    CONDITIONS PRECEDENT TO BUYER'S CLOSING OBLIGATIONS.  The
                 ---------------------------------------------------
obligations of Buyer to close the transactions contemplated hereby shall be subject to the prior or concurrent satisfaction of the following conditions precedent (the "BUYER CONDITIONS PRECEDENT"):

          (a) Seller shall have delivered or caused to be delivered the funds and documents described in Section 7.2 hereto required to be delivered by
                                -----------
     it as and when specified therein.

          (b) Seller shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement and the Related Documents to be performed, satisfied or complied with by it on or before the Closing Date.

          (c) Each of the representations and warranties of Seller set forth herein and in the Related Documents shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date.

          (d) The LLC shall be validly existing and in good standing under the laws of the State of Delaware and shall be qualified to do business in each state where a Property is located.

          (e) No temporary restraining order or preliminary or permanent injunction of any court or administrative agency of competent jurisdiction prohibiting the purchase and sale of the Transferred Interest shall be in effect.

          (f) All necessary consents, approvals and waivers from third parties and governmental authorities shall have been obtained, except where the failure to obtain any such consent, approval or waiver would not have a material adverse effect on the business, financial condition or results of operations of the LLC or the Buyer.

          8.2    BUYER'S CLOSING DELIVERIES.  On or before the Closing Date,
                 --------------------------
Buyer shall deliver to Seller:

                 (a) An executed counterpart of the Assignment and Assumption Agreement to which Seller is a party.

                 (b) A certificate, prepared as of the Closing Date, restating the representations and warranties of Buyer through the Closing Date;

                 (c) Good standing certificates and certified copies of all filed organizational documents for Buyer;

                 (d) Certified corporate resolutions and incumbency certificate of Buyer confirming its authority to enter into and perform under this Agreement; and

                 (e) Any other documents, instruments or agreements reasonably necessary to close the transaction as contemplated by this Agreement, including without limitation (i) any statements of partnership, or amendments or modifications thereto, or fictitious business name statements, or amendments or modifications thereto, that may be reasonably necessary or desirable to file or record in any state or any political subdivision thereof and (ii) evidence of satisfaction of the conditions conformed in Section 7.1 hereof.
                  -----------

          8.3    PAYMENT OF PURCHASE PRICE.  Upon the satisfaction of all
                 -------------------------
conditions precedent to Buyer's obligations to close hereunder, Buyer shall cause an amount (the "CASH BALANCE") equal to the Purchase Price payable to each Seller to be transferred by Federal Funds wire transfer to an account for the benefit of such Seller as directed by such Seller.

          SECTION 9  DEFAULT.
                     -------

          (i) All obligations and liabilities of "Buyer" hereunder (including, without limitation, the obligation to purchase the Transferred Interests) and all obligations and liabilities of HSP or of HSP-QRS under any Related Documents are, and shall be conclusively deemed to be for all purposes, the joint and several obligations of HSP and HSP-QRS.

          (ii) If one party hereto (the "DEFAULTING PARTY") shall fail to consummate the sale of the Transferred Interests to Buyer in accordance with the provisions of this Agreement for any reason except for the default of the other party of its obligations pursuant to this Agreement, when the other party hereto (the "NON-DEFAULTING PARTY") has fulfilled all its obligations hereunder and is ready, willing and able to close, then the Non-Defaulting Party may, in addition to any other remedy available to such party at law or in equity, terminate its obligations hereunder by written notice to the Defaulting Party.

          (iii) In the event of a breach by Seller of its obligations under this Agreement, Buyer (without prejudice to any remedy which may be available at law in conjunction with specific performance) will be entitled to specific performance of its rights under this Agreement; provided, that Buyer agrees that
                                                --------
specific performance shall not be available to Buyer (and Buyer unconditionally
                           ---
waives any rights it might otherwise have, at law or in equity, to specific performance) with respect to any breach by Seller occurring on or after September 30, 1998. Seller agrees that, (i) monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any provision hereof and (ii) except as otherwise provided in this Section 9, in the
                                                               ---------
event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate in any action or proceeding seeking specific performance of this agreement commenced on or prior to September 30, 1998.

          The provisions of this Section 9 shall survive any termination of this
                                 ---------
Agreement.


          SECTION 10  BROKER'S COMMISSION.
                      -------------------

          (i) Seller and Buyer each represent and warrant to the other that neither has employed any agent, broker or finder in connection with the execution of this Agreement and the sale of the Transferred Interest and each party agrees to indemnify and hold free and harmless the other from and against any losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by such party by reason of any person or entity claiming a brokerage commission, finder's fee or other compensation is due or payable by reason of such indemnifying party's acts or omissions in connection therewith.

          (ii)   The provisions of this Section 10 shall survive the Closing or
                                        ----------
any earlier termination of this Agreement.


          SECTION 11  ADDITIONAL AGREEMENTS.
                      ---------------------

          11.1   ADDITIONAL PURCHASE PRICE.  If PaineWebber is not selected to
                 -------------------------
act as exclusive financial advisor, book running lead manager or private placement agent, as applicable, on the terms set forth in the Existing Loan Agreement and otherwise on customary terms and conditions substantially similar to those generally available from similar underwriters for similar transactions, in connection with (i) an IPO or (ii) a private placement of debt or equity securities by HSP, its parent, or any direct or indirect subsidiary of HSP or its parent, in either case on or prior to the Closing Date in whole or in part to fund the Purchase Price, then in addition to and along with the payment of the Purchase Price on the Closing Date, Buyer will pay Seller an additional amount (the "Additional Purchase Price") equal to two percent (2%) of the aggregate Class A Contributions and Class B Contributions theretofore made; provided, however, that the Additional Purchase Price shall not be payable if
--------  -------
Seller or any Affiliate thereof finances in whole (but not in part, unless such other part is financed by HSP, its parent, or any direct or indirect subsidiary of HSP or its parent, or any Person who on the date hereof is a shareholder of HSP or its parent) the payment of the Purchase Price hereunder (it being understood that neither Seller nor any Affiliate thereof shall be under any obligation to provide such financing).

          11.2   ACQUISITION FEE.  In partial consideration for the covenants
                 ---------------
and agreements of Seller contained herein, on the date each Class A Contribution and Class B Contribution is made, Seller shall be entitled to an acquisition fee (the "ACQUISITION FEE") equal to one percent (1%) of the contributions being made on such date, such Acquisition Fee to be added to and paid out of such contributions or, at Buyer's option, to be paid directly by Buyer to Seller; provided, however, that Buyer shall be entitled to a credit of $300,000 against
--------  -------
such Acquisition Fee, with $150,000 of such credit to be applied on a pro rata
                                                                      --- ----
basis against the Acquisition Fee owed with respect to the contributions made in connection with the acquisition of the first three Properties hereunder, and the remaining $150,000 of such credit to be applied against the Acquisition Fee owed with respect to subsequent contributions on a pro rata basis (to be calculated
                                              --- ----
based on an assumption that the Contributed Amounts ultimately will total $112 million).

          11.3   RECONSTITUTION OF CONTRIBUTIONS.  Subject to Section 6.2,
                 -------------------------------              -----------
Seller shall have the right from time to time, in its sole discretion (and at its expense), to reconstitute all or part of the Class A Contribution or the Class B Contribution into one or more mortgage loans of the LLC, provided that the economic terms described above are substantially preserved. Buyer and the LLC shall cooperate with Seller in connection with any such reconstitution, such cooperation to include the execution and delivery of any documentation reasonably requested by Seller to effect such reconstitution.

          11.4   INTEREST RATE CAP AGREEMENT.  If and to the extent requested by
                 ---------------------------
Seller with respect to any Class A Contributions, Buyer, at its own expense, (i) within five (5) Business

Days of such request, shall purchase for the benefit of the LLC an Interest Rate Cap Agreement providing for monthly payments to the LLC equal to the product of
(x) the excess or one-month LIBOR over 8.0% per annum and (y) a notional amount of not less than the amount of all Class A Contributions (including the Class A Contribution being made contemporaneously therewith), and (ii) thereafter, in connection with each closing of a Property, shall purchase for the benefit of the LLC an additional Interest Rate Cap Agreement providing for monthly payments to the LLC equal to the product of (x) the excess of one-month LIBOR over 8.0% per annum and (y) a notional amount of not less than the amount of the Class A Contribution being made in connection with such closing. To the extent requested by Buyer (and to the extent Contributed Amounts have not totalled $112 million in the aggregate and the conditions set forth herein for the making of any such contribution are satisfied), the cost of any Interest Rate Cap Agreement may be added to and paid out of the Contributed Amounts.

          11.5   EXISTING LOAN.  The parties hereto acknowledge that, in
                 -------------
conjunction with and in partial consideration of the mutual covenants and agreements set forth herein, PaineWebber Incorporated and Buyer are executing the amendment to the Existing Loan Agreement attached as Exhibit G hereto.

          11.6   ACQUISITION OF PROPERTIES.  Buyer and Seller agree that,
                 -------------------------
provided all other conditions set forth herein are satisfied, if Buyer is prohibited, as a result of a change in applicable law after the date hereof, from purchasing the Transferred Interest, Buyer and Seller will negotiate in good faith to effect a transfer of the Properties to Buyer on terms which provide Seller with the same economic benefit that Seller would have derived if Buyer could have effected a purchase of the Transferred Interest.

          SECTION 12  MISCELLANEOUS.
                      -------------

          12.1   APPRAISAL PROCEDURE.  If required pursuant to the definition of
                 -------------------
"Aggregate Property Value" contained herein, the aggregate fair market value of the Properties shall be determined utilizing the following Appraisal Procedure: each of Buyer and Seller shall choose an appraiser who is a Member of the Appraisal Institute ("MAI") with at least 10 years of experience, and substantial experience appraising suburban office/industrial properties with a significant laboratory component, and the two appraisers so chosen shall choose a third such appraiser. Each appraiser shall determine independently the aggregate fair market value of the Properties (based on the highest and best use for such Properties conforming to MAI standards). The Aggregate Property Value shall be deemed to be the average of the three values. The results of the Appraisal Procedure described herein shall be final and binding upon the parties.

          12.2   ENTIRE AGREEMENT.  This Agreement, together with the Related
                 ----------------
Documents, is the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the matters contained in this Agreement. Any waiver, modification, consent or acquiescence with respect to any provision of this Agreement or with respect to any failure to perform in accordance herewith shall be set forth in writing and duly executed by or on behalf of the party to be bound thereby.

No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

          12.3   COUNTERPARTS.  This Agreement may be executed in any number of
                 ------------
counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.

          12.4   TIME OF THE ESSENCE.  Time is of the essence in the performance
                 -------------------
of and compliance with each of the provisions and conditions of this Agreement.

          12.5   NOTICES.  Any communication, notice or demand of any kind
                 -------
whatsoever which either party may be required or may desire to give to or serve upon the other shall be in writing and delivered by personal service (including express or courier service), by electronic communication, whether by telex, telegram or telecopying (if confirmed in writing sent by registered or certified mail, postage prepaid, return receipt requested or by personal service), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     Seller:             Paine Webber Real Estate Securities Inc.
                               1285 Avenue of the Americas
                               19th Floor
                               New York, New York 10019
                               Attention: William W. Evans III
                               Telecopy No.: 212-713-7949

     With a copy to:           O'Melveny & Myers LLP
                               153 East 53rd Street
                               New York, New York 10022
                               Attention: Robert S. Insolia, Esq.
                               Telecopy No.: 212-326-2061



     Buyer:                    HSP-QRS CORP.
                               251 South Lake Avenue, Suite 700
                               Pasadena, California 91101
                               Attention: Joel S. Marcus
                               Telecopy No.:

     With a copy to:           Skadden Arps, Slate, Meagher & Flom LLP
                               300 South Grand Avenue, Suite 3400
                               Los Angeles, California 90071
                               Attention: Rand S. April
                               Telecopy No.:


Any party may change its address for notice by written notice given to the other in the manner provided in this Section 12.5. Any such communication, notice or
                               ------------
demand shall be deemed to have been duly given or served on the date personally served, if by personal service, on the date of confirmed dispatch, if by electronic communication, or on the date shown on the return receipt or other evidence of delivery, if mailed.

          12.6   FURTHER ASSURANCES.  The parties agree to execute such
                 ------------------
instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement and the Related Documents and the transactions contemplated hereby and thereby, including (without limitation) to execute such instruments and to do such further acts as may be necessary in connection with the preparation of audited financial statements and other financial data of the LLC which are, or are required to be, included in any registration statement prepared in connection with an IPO.

          12.7   NO REPRESENTATIONS EXCEPT AS SET FORTH HEREIN.  The making,
                 ---------------------------------------------
execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein and in the Related Documents.

          12.8   "AS IS" BASIS.  The parties hereto acknowledge that the
                 -------------
Transferred Interests are being sold on an "as is" basis, without any representations as to Seller, the LLC or the Properties, except as otherwise expressly provided herein.

          12.9   SEVERABILITY OF PROVISIONS.  Wherever possible, each provision
                 --------------------------
of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.

          12.10  CONSTRUCTION.  The language in all parts of this Agreement
                 ------------
shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto for any reason (including, without limitation, by virtue of the fact that this Agreement may have been drafted or prepared by counsel for one of the parties, it being recognized that both Buyer and Seller, and their respective counsel, contributed materially and substantially to the preparation of this Agreement). Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement.

          12.11  GOVERNING LAW.  This Agreement shall be governed by and
                 -------------
construed in accordance with the internal laws of the State of New York, without reference to conflicts of laws principles.

          12.12  EXPENSES; INDEMNITY.  (a)  Buyer covenants and agrees to
                 -------------------
reimburse Seller upon receipt of written notice from Seller for all loss, damage, liability or reasonable out-of-pocket expense or cost (including reasonable attorneys' fees and disbursements in connection with any then pending or potential suit, action, proceeding, appellate proceeding or post-judgment action and all required service or use taxes) incurred by Seller in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby and all the reasonable costs of obtaining all opinions of counsel (including any opinions reasonably requested by Seller as to any legal matters arising under this Agreement or the Related Documents or with respect to the Properties), in each case other than amounts funded through the contribution of Contributed Amounts; (ii) the negotiation, preparation, execution and delivery of any amendments or other modifications to this Agreement or the Related Documents, and any other documents or matters if requested by Buyer (including reasonable attorney's fees and expenses), in each case other than amounts funded through the contribution of Contributed Amounts; (iii) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Seller all required legal opinions, and other similar expenses incurred in selling the Transferred Interests to Buyer pursuant to the Related Documents, in each case other than amounts funded through the contribution of Contributed Amounts; (iv) enforcing or preserving any rights in response to third party claims or prosecuting or defending any action or proceeding or other litigation, in each case against, under, affecting or relating to Buyer, the LLC (other than as may, consistent with the terms hereof or of the Management Agreement, be funded from cash flow from the Properties, this Agreement or the Related Documents or the Properties), in each case other than amounts funded through the contribution of Contributed Amounts; and (v) enforcing any obligations of Buyer under this Agreement or the Related Documents or with respect to the Properties or in connection with any refinancing or restructuring of the arrangements provided under this Agreement in connection with any insolvency, bankruptcy, rehabilitation or similar proceedings in respect of either Buyer or any of their respective successors, or an assignment by any of the foregoing for the benefit of its creditors; provided, however, that Buyer shall not be liable for the payment of any costs
--------  -------
and expenses described in clauses (i) through (v) above to the extent the same
                          -----------         ---
arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Seller, its Affiliates, agents, officers, directors, contractors or employees, or with respect to costs incurred in connection with an exercise by Seller of reconstitution rights under Section 11.3 hereof; provided further,
                                         ------------         -------- -------
however, that Buyer shall not be obligated to reimburse Seller for legal fees
-------
(other than reasonable out-of-pocket disbursements of legal counsel) in an amount greater than $220,000 for work relating to the negotiation and execution of this Agreement (including the Exhibits hereto) and the acquisition of no more than two Properties so long as (A) this Agreement is executed and one Property is acquired by January 10, 1997 and (B) the second Property is acquired on or before January 15, 1997 (it being understood that all other fees and expenses incurred by Seller, including fees and expenses incurred after January 15, 1997, will be reimbursed without regard to this proviso); provided,
                                                                      --------
further, however, that with respect to each subsequent acquisition of a Property
-------  -------
legal fees of Seller (other than reasonable out-of-pocket disbursements of legal counsel) reimbursable hereunder shall not exceed $20,000.

          (b) In addition to but without duplication of the payment of expenses pursuant to Section 12.12(a) above, whether or not the transactions
                     ----------------
contemplated hereby shall be consummated, Buyer agrees to indemnify, pay and hold harmless the Indemnitees, and each of them, from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), that may be imposed on, incurred by, or asserted against such Indemnitee in any manner relating to or arising out of any breach by Buyer of its obligations under, or any material misrepresentation by Buyer contained in this Agreement or the Related Documents (collectively, the "INDEMNIFIED LIABILITIES"); provided, however, that Buyer shall not have any
                            --------  -------
obligation to an Indemnitee hereunder to the extent that such Indemnified Liabilities arise from gross negligence, illegal acts, fraud or willful misconduct of such Indemnitee, its Affiliates, agents, officers, directors, contractors or employees or with respect to Indemnified Liabilities directly attributable to an exercise by Seller of reconstitution rights under Section
                                                                     -------
11.3 hereof. To the extent that the undertaking to indemnify, pay and hold
----
harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Buyer shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

          (c) Buyer hereby acknowledges and agrees that each Indemnitee (other than Seller) is an intended third-party beneficiary of this Section 12.12
                                                                   -------------
(it being understood and agreed, however, that Buyer and Seller may amend this Agreement without the consent of such third-party beneficiaries).

          Promptly after receipt by an Indemnitee of notice of any claim or the commencement of any action for which indemnity may be sought against Buyer under this Agreement or any other Transaction Document, such Indemnitee shall notify Buyer in writing of the receipt of such claim. Buyer shall be entitled to assume the defense of any claim with counsel reasonably satisfactory to such Indemnitee, and after notice from Buyer to such Indemnitee of its election so to assume and actual assumption of the defense thereof with counsel reasonably satisfactory to such Indemnitee, Buyer shall not be liable to such Indemnitee under any indemnity agreement set forth herein or in any other Transaction Document for any legal or other expense subsequently incurred by such Indemnitee in connection with the defense thereof other than reasonable fees and expenses of separate counsel retained by such Indemnitee if (a) Buyer and such Indemnitee shall have agreed to the retention of such counsel or (b) such Indemnitee shall have reasonably concluded that representation of Buyer and such Indemnitee by the same counsel would be inappropriate due to actual or potential conflicting interests between them. Buyer shall have no liability for any settlement of any action or claim effected without its consent, but if settled with such consent or if there be a final judgment for the plaintiff not stayed by appeal, Buyer agrees to indemnify the Indemnitee from and against any loss or liability required to be paid by the Indemnitee by reason of such settlement or judgment if and to the extent required by, and subject to the limitations of, the terms of this Agreement. Buyer agrees to consult in advance with Seller with respect to the terms of any proposed waiver, release or settlement of any claim, liability, proceeding or other action against Buyer to which any Indemnitee may also be subject, and to use reasonable efforts to afford Seller and any such Indemnitee the opportunity to join in such waiver, release or settlement.

          12.13  SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon
                 ----------------------
and inure to the benefit of each of the parties hereto and to their respective transferees, successors, and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of a party hereunder shall be transferred or assigned by a party without the prior written consent of the other party hereunder except that Buyer may transfer this Agreement and its rights and obligations hereunder to an entity controlled by the Buyer without Seller's consent.

          12.14  EXHIBITS, SCHEDULES AND SECTION REFERENCES.  All Exhibits and
                 ------------------------------------------
Schedules attached hereto are incorporated herein by this reference. Unless the context requires otherwise, any references in this Agreement to Exhibits or Sections shall be deemed to refer to the exhibits and paragraphs to this Agreement. When a reference is made in this Agreement to a Section, it shall be deemed to include all subparagraphs to such Section unless the context requires otherwise. The words "herein", "hereof", "hereunder" and "hereto" shall refer to this Agreement unless the context otherwise requires. The headings in this Agreement are intended for convenience of reference only and shall not in any way limit, amplify or be used in interpreting the terms of this Agreement.

          12.15  NO PARTNERSHIP BETWEEN SELLER AND BUYER.  Notwithstanding
                 ---------------------------------------
anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other, nor shall this Agreement be deemed to create a relationship of borrower and lender between Buyer and Seller. Buyer and Seller each hereby further conclusively acknowledges and agrees that no deed or other instrument of conveyance of a Property to Seller is intended by Buyer or Seller as a conveyance to secure any indebtedness of Buyer to Seller. Buyer acknowledges that Seller is the owner of the LLC, which is the owner of the Properties, and Buyer has no interest in the Properties whatsoever. Buyer's rights are limited exclusively to its right to purchase the Transferred Interest in accordance with this Agreement, and to manage the Properties in accordance with the Management Agreement.

          12.16  WAIVER OF TRIAL BY JURY.  THE PARTIES HEREBY WAIVE TRIAL BY
                 -----------------------
JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT

THEY HAVE RETAINED COUNSEL OF THEIR OWN CHOOSING AND SUCH COUNSEL HAS FULLY EXPLAINED THE CONTENT AND LEGAL EFFECT OF THIS PARAGRAPH.

        [The remainder of this page has been intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


                     BUYERS:

                     HEALTH SCIENCE PROPERTIES, INC., a Maryland corporation

                     By:  /s/ Joel S. Marcus
                          ----------------------------
                          Name:
                          Title:


                     HSP-QRS CORP., a Maryland corporation

                     By:  /s/ Joel S. Marcus
                          ----------------------------
                          Name:
                          Title:


                     SELLERS:

                     PAINEWEBBER REAL ESTATE HOLDINGS INC., a Delaware corporation

                     By:  /s/ Kevin D. Cox
                          ---------------------------
                          Kevin D. Cox
                          Vice President


                     PW REALTY PARTNERS, LLC,
                     a Delaware limited liability company

                     By:  PW ACQUISITIONS CORP.,
                          a Delaware corporation


                          By:  /s/ Kevin D. Cox
                               ---------------------------
                               Kevin D. Cox
                               Vice President

                                   EXHIBIT A

                            [INTENTIONALLY OMITTED]

                                     A-S-1

                                   EXHIBIT B

                          FORM OF CONTRACT ASSIGNMENT

                                     B-S-1

                                   EXHIBIT C

                         FORM OF MANAGEMENT AGREEMENT

                                     C-S-1

                                   EXHIBIT D

                            DUE DILIGENCE DOCUMENTS


1.      Current Title Commitment and Complete Set of Underlying Documents

2.      Current Surveys

3.      Current Engineering Reports

4.      Current Environmental Reports

5.      Leases (including Space and Ground Leases)

6.      Certificates of Occupancy

7.      Zoning Compliance Letters

8.      Licenses and Permits

9.      Brokerage Agreements

10.     Rent Roll

11.     List of All Pending Litigation (tenant disputes, "slip-and-falls", etc.)

12.     Operating and Capital Budgets; Financial Statements

13.     Service Contracts/Equipment Leases

14.     Insurance Policies

15. Executed Purchase and Sale Contract and all Exhibits and Schedules and Drafts of all Closing Documents

16.     Tenant Estoppels, Certificates and Non-Disturbance Agreements

17.     Property Agreements (including Management Agreements)

18.     Any Other Information Reasonably Requested by Sellers

                                     D-S-1

                                   EXHIBIT E

                FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT OF
                              MEMBERSHIP INTEREST
                          (LIMITED LIABILITY COMPANY)



          This ASSIGNMENT AND ASSUMPTION AGREEMENT OF MEMBERSHIP INTEREST (this "ASSIGNMENT") is made as of __________, 199_ by [SELLER] ("ASSIGNOR"), in favor of HSP-QRS CORP., a Maryland corporation ("ASSIGNEE").

          Assignor hereby assigns, sets over, transfers, grants and conveys unto Assignee and Assignee hereby accepts the assignment, setting over, transfer, grant and conveyance of, that certain membership interest in that certain limited liability company, in each case, as more particularly described on Exhibit A hereto (the "MEMBERSHIP INTEREST").
---------

          The foregoing assignment, setting over, transfer, grant and conveyance are made without representation or warranty of any kind or nature whatsoever, except as may otherwise be expressly set forth in that certain Agreement for Sale and Purchase of Membership Interests by and between Assignor and certain other Seller thereto and Assignee dated as of January 13, 1997.

          IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed by their respective duly authorized representatives as of the date first above written.


ASSIGNOR:                [SELLER]


                         By:  _______________________________________
                              Name:
                              Title:

ASSIGNEE:                HSP-QRS CORP., a MARYLAND corporation


                         By:  _______________________________________
                              Name:
                              Title:

                                     E-S-1

                                   EXHIBIT F

                  FORM OF CERTIFICATION OF NON-FOREIGN STATUS

     To inform HEALTH SCIENCE PROPERTIES, INC., a Maryland corporation, and HSP-QRS CORP., a Maryland corporation (collectively, the "TRANSFEREES"), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended ("CODE"), will not be required upon the transfer of certain membership interests of PW Acquisitions I, LLC, a Delaware limited liability company, to the Transferees by [ SELLER ] ("TRANSFEROR"), the undersigned hereby certifies the following on behalf of the Transferor:

     1. The Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

     2.   The Transferor's U.S. employer or tax identification number is
__________________.

          The Transferor understands that this Certification may be disclosed to the Internal Revenue Service by the Transferees and that any false statement contained herein could be punished by fine, imprisonment, or both.

          The Transferor understands that the Transferees are relying on this Certification in determining whether withholding is required upon said transfer.

          Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true and correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

Dated:  As of __________ __, 199_

                                   [SELLER]

                                   By:  ____________________________
                                        Name:
                                        Title:

                                     F-S-1

                                   EXHIBIT G

                         FORM OF AMENDMENT TO EXISTING
                                LOAN AGREEMENT

                                     G-S-1

                                   EXHIBIT H

                     LEGAL DESCRIPTION OF INITIAL PROPERTY

                                     H-S-1